EXHIBIT 18.1


August 14, 2003

Board of Directors of
Oregon Steel Mills, Inc.
Portland, Oregon

Gentlemen:

     We have been furnished with a copy of the quarterly report on Form 10-Q of New CF&I, Inc. ("New CF&I") and CF&I Steel, L.P. ("CF&I") for the quarterly period ended June 30, 2003, and have read New CF&I's and CF&I's statements contained in Note 2 to the consolidated financial statements included therein. As stated in Note 2, effective January 1, 2003, New CF&I and CF&I changed their method of computing the market valuation of their inventories in applying their lower of manufacturing cost or market value (LCM) accounting policy. The cumulative effect of the change as of that date was deemed by management to be immaterial. Under the new accounting method, New CF&I and CF&I evaluate the market value of their inventory for potential LCM write-downs at the product group level. Prior to January 1, 2003, New CF&I and CF&I made this evaluation at the divisional level. New CF&I and CF&I state that the newly adopted accounting principle is preferable because it better reflects a more precise measure of expense in the period in which an impairment in value is identified. In accordance with your request, we have reviewed and discussed with New CF&I and CF&I officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of New CF&I and CF&I as of any date or for any period, nor have we audited the information set forth in the aforementioned Note 2 to the consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of New CF&I's and CF&I's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in New CF&I's and CF&I's circumstances.

Very truly yours,

/s/ KPMG LLP